Contacts

                                              Gary F. Hentschel
                                              Personnel Management, Inc.
                                              (317)885-3745
News Release
June 16, 1998                                 A. Chase Anderson
FOR IMMEDIATE RELEASE                         Linsalata Capital Partners
                                              (440)684-1400

                                              Mark Nylander
                                              Liggett Stashower Public Relations
                                             (216)348-8520


                     LINSALATA CAPITAL PARTNERS TO PURCHASE
                           PERSONNEL MANAGEMENT, INC.

Greenwood, Indiana, June 16, 1998 - Linsalata Capital Partners and Personnel Management, Inc. (Nasdaq NMS: TPMI) today jointly announced the signing of a definitive agreement for the purchase of 100 percent of the outstanding capital stock of Personnel Management, Inc. (PMI) for $16.00 per share. The transaction will be structured as a merger with Linsalata Capital Partners' wholly owned subsidiary, DHI Holdings, Inc. acquiring PMI stock for cash totaling $34.7 million.

Personnel Management, Inc. will operate as a subsidiary of DHI Holdings, Inc., along with Diversco, Inc., a Spartanburg, South Carolina based contract maintenance and industrial services firm acquired by Linsalata Capital Partners in October, 1996. Linsalata Capital is a diversified financial holding company headquartered in Cleveland, Ohio.

"We are extremely pleased to add Personnel Management, Inc. to our portfolio of industrial service companies," stated A. Chase Anderson, Senior Vice President of Linsalata Capital. "PMI is widely recognized for its quality service in the industrial staffing industry, and complements our strategy of building a nationwide presence in the industrial services marketplace."

Don R. Taylor, Chairman and CEO of Personnel Management, Inc. noted, "We believe the affiliation with Diversco and Linsalata Capital Partners will benefit our clients and employees. The synergy of industrial staffing and industrial plant maintenance services should accelerate the growth of both Diversco and PMI, and allow us to better serve our growing customer base."

"The fastest growth segment in our business has been supplying temporary labor to our industrial, contract maintenance clients," added Michael R. Price, President and Chief Operating Officer of DHI Holdings, Inc. "We look forward to leveraging the expertise and track record which PMI brings to the table, as well as its strong market position in the Midwest and Florida."


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The  transaction  is  expected  to close in 60 to 90 days.  The  transaction  is subject to approval of PMI's shareholders and normal contractual conditions. Gary Hentschel, President and Chief Operating Officer of PMI will continue in his current capacity, reporting to Michael R. Price. Robert R. Millard, currently Chief Financial Officer of PMI, will continue to serve in this capacity and will assume the additional role of Senior Vice President, Corporate Development at DHI Holdings, Inc. Both individuals will become members of DHI's Management Committee. PMI headquarters will remain in Greenwood, Indiana. Don R. Taylor, Chairman and Chief Executive Officer and a 30 percent shareholder of PMI, has agreed to vote his shares in favor of the transaction. Mr. Taylor will not continue to be employed by PMI after the transaction.

Based in Greenwood, Indiana, Personnel Management, Inc. provides staffing services to businesses in Indiana, Kentucky, Florida and Georgia. The company's common stock is quoted on the NASDAQ National Market System under the trading symbol "TPMI." Headquartered in Spartanburg, South Carolina, DHI Holdings, Inc. is a leading regional provider of contract maintenance, janitorial services and temporary labor to industrial concerns.